Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

America’s Car-Mart, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common stock, par value $0.01 per share	Other	500,000	$46.77	$23,385,000(2)	0.00014760	$3,451.63
Total Offering Amounts					$23,385,000		$3,451.63
Total Fee Offsets							$--
Net Fee Due							$3,451.63

(1)	Pursuant to Rule 416, this registration statement is deemed to include additional shares of the registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable under the terms of the America’s Car-Mart, Inc. 2024 Equity Incentive Plan (the “2024 Plan”) to prevent dilution resulting from any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, to be equal to $46.77 per share, the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on September 12, 2024.

Table 2: Fee Offset Claims and Sources

N/A